UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 18, 2010, at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112.

The matters to be considered and voted upon are described in the 2010 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares over the Internet or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to seeing you at the meeting where we will review the business operations of Urban Outfitters.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: April 1, 2010

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2010

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, on May 18, 2010 at 10:30 a.m., for the following purposes:

1.	To elect two Class I Directors to serve a term initially expiring at the Annual Meeting of Shareholders in 2013.

2.	To re-approve the Urban Outfitters Executive Incentive Plan.

3.	To consider a shareholder proposal.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy
Secretary

DATE: April 1, 2010

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2010 at 10:30 a.m., at the Company’s corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, and any adjournments or postponements thereof. The Company is making its proxy statement and its annual report to shareholders available electronically via the Internet. On April 7, 2010, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 22, 2010 (“Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 168,628,271 of the Company’s Common Shares outstanding. Shareholders of record on the Record Date may vote by either: (i) Internet on the website specified in the Notice or (ii) marking the proxy card, if a proxy card was received or requested, in accordance with the specifications made on the proxy card. Shareholders who wish to cumulate their vote with respect to Proposal 1, the election of directors, must vote by proxy card. Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

When voting is properly authorized over the Internet or proxy cards are properly dated, executed and returned, the Company’s Common Shares will be voted in accordance with the instructions of the shareholder. Any properly authorized proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement, “FOR” the adoption of Proposal 2 and “AGAINST” the adoption of Proposal 3, and, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Annual Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Annual Meeting, by execution of a subsequent proxy or by granting a subsequent proxy by Internet.

Presence at the Annual Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. Proposal 1 regarding the election of directors will be determined by a plurality vote, that is, the two nominees for Class I Director receiving the most “FOR” votes will be elected. Proposal 2 regarding the re-approval of the Urban Outfitters Executive Incentive Plan, Proposal 3 regarding a shareholder proposal, and any other matters that may come before the Annual Meeting will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws (the “Bylaws”) establish a classified Board of Directors with classes to be filled by election at the Annual Meeting and to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors divided into three classes designated Class I, Class II, and Class III. The term of office for each Class I director expires at the Annual Meeting; the term of office for each Class II director expires at the 2011 annual meeting of shareholders; and the term of office for each Class III director expires at the 2012 annual meeting of shareholders.

Two Class I directors are to be elected at the Annual Meeting to hold office until the annual meeting of shareholders in 2013. Both of the Class I nominees are currently serving as directors.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

Shareholders of the Company as reflected in the Company’s stock records at the close of business on March 22, 2010 may vote at the Annual Meeting. Each Common Share entitles the shareholder to one vote, and shareholders have cumulative voting rights in the election of directors. Cumulative voting entitles the shareholder to that number of votes in the election of directors equal to the number of Common Shares the shareholder owns, multiplied by the total number of directors to be elected. Under cumulative voting, the shareholder may cast the total number of his or her votes for one nominee or distribute them among any two or more nominees as the shareholder chooses. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in the discretion of the designated proxy. The two nominees in Class I receiving the highest number of affirmative votes cast at the Annual Meeting by the shareholders voting in person or by proxy, a quorum being present, will be elected as Class I directors.

The nominees for re-election to the Board of Directors to serve as Class I directors with terms scheduled to end at the annual meeting of shareholders in 2013 are Scott A. Belair and Robert H. Strouse. The Board of Directors has determined that the nominees, Messrs. Belair and Strouse, and continuing directors Harry S. Cherken, Jr. and Joel S. Lawson III, are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its current directors, including the two nominees for re-election, possess personal and professional integrity, good judgment, a high level of ability and business acumen, and further, have performed exceptionally well in their respective time served as directors.

Nominees/Class I Directors

SCOTT A. BELAIR	Director Since 1976

Mr. Belair, 62, co-founded Urban Outfitters in 1970. He has served as Principal of The ZAC Group, a financial advisory firm, during the last eighteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc. (HCBK), and Hudson City Savings Bank, the nation’s largest S&L institution by market capitalization. He holds an MBA degree and has financial and investment expertise as a result of his significant experience as a CPA, financial advisor, and former chief financial officer in the financial services industry, including financial reporting expertise. As a co-founder of the Company, Mr. Belair has been involved with the Company from its inception, and accordingly has a comprehensive understanding and perspective on its overall business and strategic direction.

ROBERT H. STROUSE	Director Since 2002

Mr. Strouse, 61, serves as President of Wind River Holdings, L.P. Wind River oversees a diversified group of privately owned industrial and service businesses. Through his experience with this private investment company, Mr. Strouse brings to the Board of Directors experience in strategic planning, budgeting, talent recruitment and development, risk management, and corporate development activities. Mr. Strouse is also a former corporate lawyer whose practice, prior to 1998 when he joined Wind River, focused on mergers and acquisitions, corporate governance and SEC reporting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR CLASS I DIRECTOR.

The following directors listed below are continuing directors who are not standing for election at the meeting:

Class II Directors

GLEN T. SENK	Director Since 2004

Mr. Senk, 53, has served as Chief Executive Officer since May 2007, and prior to that, as President of Anthropologie, Inc. since April 1994. Mr. Senk was named Executive Vice President of Urban Outfitters, Inc. in May 2002, and assumed responsibility for the Company’s Free People division in May 2003. Prior to joining the Company, Mr. Senk was Senior Vice President and General Merchandise Manager of Williams-Sonoma, Inc. and Chief Executive of the Habitat International Merchandise and Marketing Group in London, England. Mr. Senk began his retail career at Bloomingdale’s, where he served in a variety of roles including Managing Director of Bloomingdale’s By Mail. Mr. Senk serves as a member of the Board of Directors for Tory Burch, Inc. and previously served as a member of the Board of Directors for Bare Escentuals, Inc. As the Company’s Chief Executive Officer, Mr. Senk brings his intimate knowledge of the Company’s business, operations, and retail industry to the Board of Directors. He also holds an MBA degree.

JOEL S. LAWSON III	Director Since 1985

Mr. Lawson, 62, is an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001. As the former Chief Executive Officer of an investment banking and corporate finance firm, Mr. Lawson has extensive experience in financial and investment matters, including financial reporting expertise. In addition, as the former Executive Director of a global organization of merger and acquisition advisory firms, he has specialized knowledge regarding mergers and acquisitions. He also holds an MBA degree and serves as a director of a non-profit entity.

Class III Directors

RICHARD A. HAYNE	Director Since 1976

Mr. Hayne, 62, co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976. Margaret Hayne, President of Free People, is Mr. Hayne’s spouse. Mr. Hayne’s long tenure leading the Company as Chairman of the Board and President, in addition to his tenure as Chief Executive Officer until May 2007, makes him uniquely qualified to serve as a director. Mr. Hayne brings to the Board his leadership skills and Company and industry expertise.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 60, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984, is a former managing partner of that firm, and until January 2007 served as Co-Chair of its Real Estate Group. As a real estate lawyer with over 30 years experience representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation, and disposition of commercial real estate, he has extensive experience with real estate transactions, including negotiating real estate transactions and leases on behalf of the Company. Mr. Cherken also serves as a trustee of a non-profit institution.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a majority of the members of the Board should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our Annual Meeting, the number of directors will be set at six. Four of our six directors are non-employee directors, and the Board of Directors has determined that each of these four directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these four directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. The directors who are not independent are Richard A. Hayne and Glen T. Senk. See also “Committees of the Board of Directors—Audit Committee” below.

Although the Board of Directors does not combine the role of Chairman and the role of Chief Executive Officer, Richard A. Hayne, the current Chairman, is also an executive officer of the Company, serving as President. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success, and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors, and includes several effective oversight mechanisms, including: (i) the Board of Directors is comprised of a majority of independent directors, with the Chief Executive Officer and the President/Chairman as the only management directors; (ii) following most board meetings, the independent directors meet in executive session without the Chief Executive Officer and the President present to review, among other things, the performance of the Chief Executive Officer and the President; (iii) various committees of the board perform oversight functions independent of management, such as the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chief Executive Officer and the President), and the selection and evaluation of directors, and these committees are comprised of only independent directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure.

The Board of Directors has not designated a “lead independent director” as it is satisfied with the current structure having Mr. Hayne serve as Chairman and believes that structural changes at this time are not warranted or desirable. The Company currently has a relatively small Board of Directors, comprised of six members and including four independent directors who have served together successfully since 2002, with three of the four having served together successfully since 1989. The Audit Committee, Compensation Committee, and Nominating Committee are each comprised solely of independent directors and are each chaired by a different director, thus providing different directors with leadership opportunities and promoting the potential for differing perspectives and styles in these three key areas of governance. Based on the relatively small size of the board, the longstanding history of our independent directors serving on the board together, and the corporate governance and committee structure currently in place, the Board of Directors has determined that each independent director plays an equally important role and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure. Further, the Board of Directors believes designating a “lead independent director” could inhibit the free flow of ideas among the independent directors; currently no one person is expected to dominate or carry additional responsibility or authority aside from the roles of committee chairs, and the Board believes that this has been and continues to be the best approach for the Company.

During the Company’s fiscal year ended January 31, 2010 (“Fiscal 2010”), the Board of Directors held four meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he sits.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. The charters of these committees have been approved by our Board of Directors and are available on our corporate website (www.urbanoutfittersinc.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING COMMITTEE
Scott A. Belair	+	+X
Harry S. Cherken, Jr.			+
Joel S. Lawson III	+X	+
Robert H. Strouse	+	+	+X
Number of Meetings in Fiscal 2010*	6	6	5

+	Member
X	Chairperson
*	In addition, the Committees also from time to time acted by unanimous written consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate, and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with the independent accountants, the Company’s internal audit department, and management the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below), and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management, and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board with such recommendations as the committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) review and reassess the adequacy of the Audit Committee’s Charter annually and submit recommended amendments to the Board for approval; (13) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (14) enforce the Company’s Code of Conduct and Ethics. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of Joel S. Lawson III and Scott A. Belair qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; formulates, evaluates and approves the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award; provided, however, that under the Company’s 2008, 2004, and 2000 Stock Incentive Plans, the Chairman of the Board has discretionary authority to grant awards that cover 40,000 or fewer Common Shares, 40,000 or fewer Common Shares, and 10,000 or fewer Common Shares, respectively, to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The

Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Role of Executive Officers in Establishing Compensation.”

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman of the Board: (1) recommends to the Board for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for reelection. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2010.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills resulting in the ability for naturally varying perspectives among the Board of Directors while simultaneously providing skills that complement the full board so that the board, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

As currently constituted, the Board of Directors consists of directors with several different areas of expertise and different perspectives; for example, it includes a director who is a co-founder of the Company with financial advisory expertise, the head of a private investment company, a private investor with a background in international mergers and acquisitions and investment banking, a lawyer specializing in real estate, the Company’s current Chief Executive Officer, and the Company’s current President, who is also a co-founder of the Company and former Chief Executive Officer.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Proposals for 2011 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in the Company’s Bylaws, which are summarized in the Proposals Section. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, PA 19112. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, and (ii) the nominee’s consent to being named in the Proxy Statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its Charter, considers and reviews with the Company’s internal audit department, independent public accounting firm, and management the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels, and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Executive Compensation—Compensation Discussion and Analysis—Performance Bonuses—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. Our Code of Conduct and Ethics applies to the Company’s directors and employees, including our President, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code of Conduct and Ethics is available on the Company’s website at www.urbanoutfittersinc.com. The Company intends to post any amendments to its Code of Conduct and Ethics on its website and also to disclose any waivers (to the extent applicable to the Company’s President, Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on a Form 8-K within the prescribed time period.

PROPOSAL 2.  RE-APPROVAL OF THE URBAN OUTFITTERS

EXECUTIVE INCENTIVE PLAN

The Company’s shareholders approved the Urban Outfitters Executive Incentive Plan (as amended thereafter, the “Incentive Plan”) at the Company’s annual meeting of shareholders on May 24, 2005. The cash bonuses paid under the Incentive Plan are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and therefore not subject to the limits on income tax deductibility included in that section. One requirement for preserving deductibility is that the material terms of the performance goals be approved by shareholders at five-year intervals. Shareholders are being asked to re-approve the material terms of the performance goals in the Incentive Plan in order to preserve the Company’s federal income tax deduction for performance-based compensation awards to certain executive officers including those named in the Summary Compensation Table. There has been no change to the material terms of the performance goals from those previously approved by the shareholders. Re-approval of the material terms of the performance goals requires the affirmative vote of a majority of the Common Shares cast in person or represented by proxy at the meeting. The Board of Directors has re-approved the material terms of the Incentive Plan’s performance goals, subject to re-approval by shareholders.

The Company has not made any changes to the Incentive Plan as it applies to employees who are (or are reasonably expected to be) covered by Section 162(m) (“Covered Employees”). The Board of Directors has, however, approved changes to the Incentive Plan to provide greater flexibility with respect to awards made to employees who are not Covered Employees. The principal features of the Incentive Plan, as so amended, are summarized below. This summary is qualified in its entirety by the complete text of the amended Incentive Plan, which is attached as Appendix A to this Proxy Statement.

The Incentive Plan is intended to provide corporate officers and other key employees of the Company or a subsidiary of the Company with an opportunity to receive an annual cash incentive bonus based on the achievement of objective, pre-established criteria and performance targets. If the material terms of the Incentive Plan’s performance goals are re-approved, annual awards would continue in subsequent fiscal years (subject to future shareholder approval as required by Section 162(m)), until the Incentive Plan is terminated by the Board of Directors. The Compensation Committee currently expects that awards will be granted under the Incentive Plan to one or more of the Company’s executive officers, including those designated as “named executive officers” in the Summary Compensation Table of the “Executive Compensation” section of this Proxy Statement.

At the beginning of each fiscal year, the Compensation Committee will determine the employees who are eligible to participate in the Incentive Plan and each participant’s target award, which will be a specified percentage of his or her base salary. Determinations of eligibility for the fiscal year ending January 31, 2011 (“Fiscal 2011”) have not yet been finalized. For Fiscal 2010, the Compensation Committee designated two employees as Covered Employees and determined that six additional employees were eligible to participate in the

Incentive Plan. The Compensation Committee will also establish a schedule or matrix of performance criteria and performance targets for each participant that will show the percentage of the target award payable under various levels of achieved performance. The Compensation Committee may select one or more performance criteria for each participant from the following list: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel.

At the end of the year, the Compensation Committee will determine the extent of achievement of the pre-established performance targets for each criterion under the Incentive Plan. The level of achievement attained will be applied to the schedule or matrix to determine a performance adjustment percentage. The award payable to the participant will be equal to the performance adjustment percentage, multiplied by the participant’s target award. The Compensation Committee may not increase the amount of compensation that would otherwise be payable under the Incentive Plan to Covered Employees upon achievement of performance targets, but it may reduce any participant’s award, and may increase the award otherwise payable to a participant who is not a Covered Employee, if it believes such action would be in the best interest of the Company. Awards will be paid in cash as soon as practicable after the close of the year for which they are earned. No award will be payable to any participant who is not an employee on the date the award is scheduled to be paid, with certain exceptions in the event of death or disability. In addition, if a participant retires or terminates employment after the last day of the fiscal year but before the award is paid, the Compensation Committee has the discretion to pay the award based on the participant’s performance for the year. With respect to employees who are not Covered Employees, the Compensation Committee may delegate this authority (as well as the authority to grant awards) to the President of the Company.

The maximum award that may be paid to any individual with respect to any fiscal year is five million dollars.

The Board of Directors may amend, suspend, discontinue or terminate the Incentive Plan. Shareholder approval is required, however, to change the class of individuals eligible to participate in the Incentive Plan, the performance criteria from which the Compensation Committee may select, and the maximum amount payable to any individual with respect to any year. It is the Company’s policy to take all reasonable action to maximize the deductibility of all performance-based compensation. Therefore, the Board of Directors recommends that the material terms of the Incentive Plan’s performance goals be re-approved by shareholders.

The benefits under the Incentive Plan are not yet determinable with respect to Fiscal 2011. The following table sets forth the benefits earned by each person or group listed below under the Incentive Plan for Fiscal 2010:

FISCAL 2010 PLAN BENEFITS

URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN

Name and Position	Dollar Value ($)(1)
Glen T. Senk	2,000,000
Chief Executive Officer
Urban Outfitters, Inc.

John E. Kyees	264,000
Chief Financial Officer
Urban Outfitters, Inc.

Richard A. Hayne	600,000
President & Chairman of the Board
Urban Outfitters, Inc.

Tedford A. Marlow	451,200
President,
Urban Outfitters Brand

Glen A. Bodzy	150,000
Secretary and General Counsel
Urban Outfitters, Inc.

Executive Group	3,836,075
Non-Executive Director Group	N/A
Non-Executive Officer Employee Group	N/A

(1)	The Incentive Plan provides participants with cash incentive bonuses; no equity-based awards or deferred units are permitted under the plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN.

PROPOSAL 3.    SHAREHOLDER PROPOSAL

Amalgamated Bank’s Long View MidCap 400 Index Fund and the Office of the Comptroller of New York City (as custodian and trustee of three pension funds), shareholders of the Company, have given notice that they intend to present the proposal set forth below for action at the Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

“RESOLVED: The shareholders urge the Board of Directors of Urban Outfitters, Inc. (“Urban Outfitters” or the “Company”) to prepare a report at reasonable expense, to be made available to shareholders by the end of 2010, that discusses the content, implementation and enforcement of Company policies that seek to assure that Company suppliers and vendors comply with principles based on International Labor Organization’s (“ILO”) Conventions on workplace human rights, including:

1. All workers shall have the right to form and join trade unions and to bargain collectively (ILO Conventions 87 and 98).

2. Workers’ representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135).

3. There shall be no discrimination or intimidation in employment; employers shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics (ILO Conventions 100 and 111).

4. Employment shall be freely chosen. There shall be no use of forced (including bonded or voluntary) prison labor (ILO Conventions 29 and 105).

5. There shall be no use of child labor (ILO Convention 138).

Supporting Statement

Urban Outfitters purchases a substantial portion of apparel from sources outside the United States. Urban Outfitters is a global corporation, and its international operations and sourcing arrangements can expose the Company to a variety of risks.

The success of many Urban Outfitters’ businesses depends on consumer goodwill. Since Urban Outfitters’ brand names are among the Company’s most significant assets, we believe that the Company would benefit from publicly available data about how Urban Outfitters is pursuing policies based on ILO conventions that seek to prevent the Company from being associated with workplace human rights violations. Such disclosure could protect the Company’s brand name and/or relationships with its customers and the numerous governments in countries where the Company does business.

Urban Outfitters has not disclosed any code of conduct for suppliers based on the cited ILO principles. This contrasts with a significant number of manufacturers and retailers, including American Eagle Outfitters, Federated Department Stores, Gap Inc., H&M, Jones Apparel Group, Limited Brands, Nordstrom’s and VF.

We believe that more transparency is needed because Urban Outfitters has 7700 suppliers—a more extensive network than those of its larger competitors. There is thus a higher risk of non-compliance with ILO standards. Among leading specialty retailers, Gap Inc., with 900 suppliers, has 90 staff dedicated to enforcing its public Code of Conduct and publicly reports on implementation. H&M-Hennes & Mauritz, with 800 suppliers, has 62 staff focused on implementation and publicly reports on enforcement.

Institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. A number of the world’s largest pension funds have adopted responsible contractor and workplace practice guidelines.

We urge you to vote FOR this resolution.”

Board of Directors’ Response

For three consecutive years, a proposal that we adopt, implement and enforce a publicly available workplace code of conduct based on the ILO Conventions or a substantially similar proposal has been submitted at our annual meeting. At our 2007, 2008 and 2009 annual meetings, the majority of votes were cast, in accordance with our recommendation, against such proposals. The same shareholders that previously submitted such a proposal now propose that we prepare a report on certain of our policies that are addressed by those ILO conventions.

The Board of Directors unanimously recommends voting against this proposal, which addresses the same substantive issues as the prior proposals. The Board of Directors believes that we have adequately addressed these substantive issues through the terms of our agreements with our vendors and through a compliance program for apparel products designed in-house and produced in selected factories. We also believe that the preparation of the report requested in the proposal, in light of our current efforts and established policies and practices, is unnecessary and would result in an unwarranted demand on the time and attention of management.

We believe in protecting the safety and working rights of the people who produce the goods sold in our stores and through our wholesale business, while recognizing and respecting cultural and legal differences found throughout the world. We require our vendors to register through an online website and agree that they and their suppliers will abide by certain standards and conditions of employment, including the following:

•	vendors and suppliers must be in full compliance with all laws, rules and regulations applicable to manufacturing, facilities, and accommodations made available to workers;

•	all workers must be at least the local minimum legal working age or 15 years of age, whichever is older;

•	workers must be voluntarily employed and cannot be prisoners or any other kind of forced labor;

•

all hiring decisions must be based on the prospective worker’s ability to do the job and cannot be based on race, religion, gender, age, sexual orientation, disability, nationality, political opinion or union membership;

•	vendors and suppliers must comply with national laws regarding minimum wage, overtime, hours and benefits;

•	workers must be furnished with safe and healthy working conditions in compliance with local laws;

•	behavior, including gestures, language and physical contact, that is sexually coercive, threatening, abusive or exploitative is not permitted; and

•

vendors must comply with all applicable laws, rules and regulations in respect of protecting the environment and maintain procedures for notifying local authorities in the event of an environmental accident resulting from the vendors’ operations.

With respect to apparel that is designed in-house and produced in selected factories, we have implemented a compliance program that is monitored on an annual basis by our buying offices. Our contracted production facilities are either certified as in compliance with our program, or areas of improvement are identified and corrective follow-up action is taken. All manufacturing facilities are required to follow applicable national labor laws, as well as international compliance standards regarding workplace safety, such as standards that require clean and safe working environments, clearly marked exits and paid overtime.

The shareholders making the proposal urge the Board of Directors to provide a report on the content, implementation and enforcement of our policies that ensure that our suppliers and vendors comply with principles based on ILO standards. We believe that the measures described above result in treatment of workers that parallel the ILO standards in many respects, including with respect to prohibitions on involuntary or forced labor and the adoption of minimum age standards for our workers. We also seek to enforce ILO standards to the extent they are incorporated into applicable local laws, which is consistent with our desire to respect cultural and legal differences in the countries in which we do business. Therefore, we believe that the preparation of the report requested in the proposal would be an unnecessary cost to the Company and our shareholders and an unwarranted demand on the time and attention of management in light of our current efforts and established policies and practices relating to the treatment of the people who produce the goods sold in our stores and through our wholesale, catalog and internet businesses.

We believe that we have adequately addressed the matters raised in the proposal and, for the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 3. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

PROPOSAL 3.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2010

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Scott A. Belair	100,000	*	—	131,200	†**	—	—	—	231,200
Harry S. Cherken, Jr.	100,000	*	—	131,200	†**	—	—	—	231,200
Joel S. Lawson III	100,000	*	—	131,200	†**	—	—	—	231,200
Robert H. Strouse	100,000	*	—	131,200	†**	—	—	—	231,200

*	Represents amounts paid in cash.
†	The grant date fair value and option expense were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 regarding stock compensation (“Fair Value”). The Fair Value of the options granted on May 19, 2009 was $6.56 per share and was calculated using a Lattice Binomial Model for those grants issued in Fiscal 2010. The May 19, 2009 aggregate Fair Value was $131,200 (20,000 shares x $6.56 per share). Fiscal 2010 option expense was $88,102 relating to the May 19, 2009 grant and $62,518 relating to a grant made on May 20, 2008. The options granted on May 20, 2008 had a Fair Value of $10.78 per share, which was also calculated using a Lattice Binomial Model during Fiscal 2009. For a discussion of the assumptions utilized in the Lattice Binomial Model in Fiscal 2010 and Fiscal 2009, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2010, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2010.
**	At the end of Fiscal 2010, none of the 20,000 options from the May 19, 2009 grant were vested.

Each continuing director who is not also an employee of the Company (“Outside Directors”) is paid a total of $100,000 in two cash installments consisting of (i) a $50,000 payment following the Company’s annual meeting of shareholders, and (ii) a $50,000 payment in February following completion of the fiscal year.

During Fiscal 2010, the Company granted, on a discretionary basis, each Outside Director the option to purchase 20,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of these non-qualified stock options was $21.43, which was 110% of the Fair Market Value of the Company’s Common Shares on the date of the grant, as defined in the 2004 Stock Option Plan.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and reevaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Annual Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at ‘experiential retailing’ is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. These long standing compensation policies were designed and approved by management, the Compensation Committee or the Board of Directors, as appropriate. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract new candidates and retain the ones we have. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by the Chairman of the Board (the “Chairman”) and the Chief Executive Officer. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the year. The Company’s long-term compensation has been comprised of stock options, a single restricted stock award made in Fiscal 2005, two performance stock unit awards based on specific operating performance criteria made in Fiscal 2009 and three in Fiscal 2010. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods, leverage and the deferral of taxation until exercise or vesting, are closely aligned with maximizing shareholder value and supporting its long-term growth strategies. The Company believes that the performance stock unit awards made in Fiscal 2009 and Fiscal 2010 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

The Company does not have deferred compensation plans or programs, or executive retirement plans, because it does not believe that such plans are the best way to support its goal of maximizing shareholder value. Furthermore, the Company believes that there are regulatory and administrative costs involved with the administration of these plans that are not warranted by the benefits they provide. As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, equity compensation has provided the majority of income that named executives have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Company’s Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Different positions may yield a different balance between cash and equity compensation in light of what the Compensation Committee decides will best further the Company’s objectives. For example, a brand divisional President has maximum bonus potential that exceeds base salary. This reflects the Company’s emphasis on the specific brand-related performance goals tied to the bonus for these particular executives. The Chief Executive Officer’s maximum bonus potential also exceeds base salary and is tied to overall sales and profitability metrics, whereas two of his performance stock unit grants are tied to overall profitability, and the third is tied to the compound annual growth rate (“CAGR”) of earnings and revenues over a five to seven year period. For the Chief Financial Officer and the General Counsel, base salary exceeds the maximum bonus potential. All portions of these two officers’ bonus plans are tied to overall Company sales and profitability metrics rather than those of specific brands because their responsibilities are generally more company-wide than brand-based. The different elements of compensation are discussed more fully below in “Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives.”

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares of the Company and his confidence in the Company’s future performance, the Chairman, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. The Chairman remained eligible to receive a performance bonus in Fiscal 2010, which was tied to overall sales and profitability metrics, and received his maximum potential bonus of $600,000.

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer. The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2010 there were six meetings of the Compensation Committee.

The Compensation Committee is comprised of three members, Scott A. Belair (who is the committee’s chairman), Joel S. Lawson III, and Robert H. Strouse. All members are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee Charter is available on the Company’s website (www.urbanoutfittersinc.com), under “Financial Overview—Corporate Governance.” The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

The Compensation Committee directly engages PricewaterhouseCoopers LLP as a compensation consultant to provide advice on executive compensation matters, and it has performed such duties in Fiscal 2010. The committee and the Board of Directors have discretion to hire and fire the consultant, as described in the Compensation Committee’s Charter. The committee determines the scope of the consultant’s review. In Fiscal 2010, the committee asked the consultant to provide analysis of chief executive officer compensation and to assist in the development of a multi-year performance stock unit award for the Chief Executive Officer, by providing supporting data, modeling, and related advice. The committee also asked the consultant to participate in meetings of the Compensation Committee on August 18, 2009, October 1, 2009 and October 15, 2009. The consultant did not make specific recommendations on the amount or form of compensation for any individual executive. PricewaterhouseCoopers LLP sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.

In Fiscal 2010, the compensation consultant was paid $77,402. During Fiscal 2010, the Company also retained PricewaterhouseCoopers LLP to provide services unrelated to executive compensation including tax-related services. The aggregate fees paid for those other services in Fiscal 2010 were $1,628,592. Management neither made, nor recommended, the decision to engage the compensation committee consultant; and neither the Compensation Committee, nor the Board of Directors, specifically approved the other services performed by PricewaterhouseCoopers LLP.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers and as otherwise provided in the Compensation Committee Charter. None of the Company’s Chief Executive Officer, Chairman or any other executive officer make any such determinations or set any such policies. The Compensation Committee does consult with the Chairman and the Chief Executive Officer in determining compensation levels for each named executive officer, and the committee takes their assessment of the performance of each of the executive officers into consideration when weighing the factors and setting compensation. The Chairman, Chief Executive Officer, General Counsel, Chief Administrative Officer, and Chief Talent Officer may attend portions of certain meetings of the committee as needed.

The Chairman and the Chief Executive Officer have the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. They are assisted by the Chief Administrative Officer, Chief Talent Officer, General Counsel, and Chief Financial Officer, who provide them with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus and (3) equity-based incentives, including stock options and performance stock units.

The full Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company, and the board has concluded that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and reflects directly on the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

For Fiscal 2010, the Compensation Committee decided to maintain executive officer salaries at Fiscal 2009 levels, primarily due to the then current economic downturn and resulting market conditions. The committee has decided to provide for modest increases to base salaries for Fiscal 2011.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the Incentive Plan. In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this plan presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands, while providing commensurate rewards to the executive.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

The Compensation Committee sets the performance criteria for each participant during the Company’s first fiscal quarter. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The criteria may be applied to the individual, a division, the Company or a subsidiary of the Company. The Compensation Committee determines performance criteria that are appropriate for each participant. The committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. The Compensation Committee and the Board of Directors, in connection with their assessment of performance criteria for Fiscal 2010, concluded that while the criteria or targets reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Each year, the Compensation Committee determines specific performance criteria for executive officers in light of the Company’s growth strategy, major initiatives and current and projected operations and objectives. Any of the above criteria may be used for the Chief

Executive Officer, Chairman, divisional merchants or other executive officers. Typically the primary criteria for the performance bonus plans for executives with merchant responsibilities, such as the President of Urban Outfitters Brand would be sales and operating profits for both the Company and for their specific Brand, or any other criteria determined by the committee. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer or the General Counsel, the criteria generally include sales and operating profits goals and may include specific targets for the functional areas they are responsible for, or other goals determined by the committee.

Each performance criterion is then assigned a performance target. For example, for the criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. Or, for the criterion of “sales and operating profits,” the target would be meeting or exceeding the Company’s financial “budget” for the fiscal year, or by meeting or exceeding “stretch” goals for the fiscal year. The thresholds for the functional area budgets are determined by the operating budget and its goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for functional area performance ratings are driven by the brands’ or the Chief Executive Officer’s assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the maximum performance bonus (expressed as a percentage of base salary) payable for the achievement of the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets, and measuring the compensation outcomes achieved by meeting those targets, while taking into account total compensation from base salary, bonus and stock options. The performance targets and the percentage of performance bonus subject to each performance objective for the Company’s named executive officers in Fiscal 2010 are described below in “—Measuring Achievement; Payment of Bonuses.”

The Compensation Committee is currently in the process of determining performance targets and awards for Fiscal 2011 for the Company’s executive officers.

The Compensation Committee takes historical sales and operating profit performance and the current business environment into account in the development of the performance targets upon which performance bonuses are based.

Role of Named Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chairman, Chief Executive Officer and Chief Administrative Officer make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans. None of the Chairman, the Chief Executive Officer, or the Chief Administrative Officer has the authority to call Compensation Committee meetings or set meeting agendas themselves nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

Measuring Achievement: Payment of Bonuses

At the end of the year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Set forth in the table below are the performance targets and the percentage of performance bonus subject to each performance objective for the Chief Executive Officer, the Chief Financial Officer, the Chairman, the President of Urban Outfitters Brand, and the General Counsel.

For Fiscal 2010, either a portion or all of each executive officer’s bonus (including those for named executive officers) was tied to three incremental levels of Company-wide sales and operating profit measures—the “plan” level, the “goal” level, and the “stretch” level. In Fiscal 2010, the Company exceeded the “stretch” level of sales of approximately $1.86 billion and operating profit of approximately $320.5 million (the “Sales and Profit Plan Stretch”) because actual Company sales were approximately $1.94 billion and actual Company operating profit was approximately $339.0 million. As a result, bonuses tied to all Company-wide performance criteria were paid at their maximum levels; that is, in exceeding the Sales and Profit Plan Stretch, the “plan” and “goal” levels were necessarily also surpassed.

For Fiscal 2010, brand executive officers, such as Tedford Marlow, President of Urban Outfitters Brand, had additional performance criteria based upon three incremental levels (i.e., the “plan” level, the “goal” level, and the “stretch” level) of brand sales and operating profit measures. Urban Outfitters Brand exceeded its “goal” threshold of net sales of approximately $894.1 million and operating profit of approximately $155.7 million (the “Brand Sales and Profit Plan Goal”) because actual Brand sales were approximately $915.9 million and actual Brand operating profit was approximately $165.9 million. As a result, bonuses tied to Urban Outfitters Brand performance criteria were paid for the “plan” and “goal” levels; that is, in exceeding the Brand Sales and Profit Plan Goal, the “plan” level was necessarily also surpassed. The Brand did not achieve its “stretch” level for both net sales and operating profit. Although actual Urban Outfitters Brand sales of approximately $915.9 million surpassed the “stretch” net sales level of approximately $903.1 million, actual brand operating profit of approximately $166.0 million did not exceed the “stretch” operating profit level of approximately $171.4 million.

Overall, named executive officers realized 96.8% of their maximum achievable performance bonuses, with a range of 80% to 100% of maximum achievable bonus.

Glen T. Senk – Chief Executive Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit Plan	50%
Company meets or exceeds Sales and Profit Plan Goal	25%
Company meets or exceeds Sales and Profit Plan Stretch	25%

100%

(1)	In Fiscal 2010, the Company exceeded the Sales and Profit Plan Stretch, and therefore all three performance levels were met.

John E. Kyees – Chief Financial Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit Plan	50%
Company meets or exceeds Sales and Profit Plan Goal	25%
Company meets or exceeds Sales and Profit Plan Stretch	25%

100%

(1)	In Fiscal 2010, the Company exceeded the Sales and Profit Plan Stretch, and therefore all three performance levels were met.

Richard A. Hayne – President & Chairman of the Board

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit Plan	50%
Company meets or exceeds Sales and Profit Plan Goal	25%
Company meets or exceeds Sales and Profit Plan Stretch	25%

100%

(1)	In Fiscal 2010, the Company exceeded the Sales and Profit Plan Stretch, and therefore all three performance levels were met.

Tedford G. Marlow – President, Urban Outfitters Brand

Bonus Criteria	Maximum Percent of Total Bonus Potential
Company achieves Sales and Profit Plan(1)	10%
Company meets or exceeds Sales and Profit Plan Goal(1)	5%
Company meets or exceeds Sales and Profit Plan Stretch(1)	5%
Brand achieves Sales and Profit Plan(2)	40%
Brand meets or exceeds Sales and Profit Plan Goal(2)	20%
Brand meets or exceeds Sales and Profit Plan Stretch(3)	20%

100%

(1)	In Fiscal 2010, the Company exceeded the Sales and Profit Plan Stretch, and therefore all three performance levels were met.
(2)	In Fiscal 2010, Urban Outfitters Brand (including Europe) exceeded the Brand Sales and Profit Goal, and therefore both “plan” and “goal” levels were met.
(3)	In Fiscal 2010, Urban Outfitters Brand (including Europe) only exceeded the net sales “stretch” level but did not also exceed the operating profit “stretch” level, and therefore this performance objective was not met.

Glen Bodzy, Secretary and General Counsel

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit Plan	50%
Company meets or exceeds Sales and Profit Plan Goal	25%
Company meets or exceeds Sales and Profit Plan Stretch	25%

100%

(1)	In Fiscal 2010, the Company exceeded the Sales and Profit Plan Stretch, and therefore all three performance levels were met.

The Company did not modify any performance targets during Fiscal 2010 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of maximizing shareholder value. In addition, as shareholders, executives will stand to benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock options, stock appreciation rights, restricted stock and/or restricted stock units and performance stock units under the Company’s stock incentive plans, which have all been approved by the Company’s shareholders. The Company has in place three stock incentive plans, including the 2000 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan (collectively, the “Plans”).

Stock Options

The committee believes that including stock options in the compensation program serves the Company’s longer-term goals. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, it is anticipated that stock options motivate the executive to focus on the Company’s long-term success because the value of the options generally cannot be realized for several years. To date, the committee has granted only time-based stock options.

The exercise price of stock options is equal to or greater than Fair Market Value of the Company’s Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Plans may be subject to performance-based vesting conditions.

The Compensation Committee determines whether to grant stock options and the size of the grant to each executive officer based upon its subjective assessment. The committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

The anti-dilution provisions of the Company’s 2004 Stock Incentive Plan and 2000 Stock Incentive Plan were amended on November 14, 2006 by the Board of Directors for the purpose of removing any ambiguity regarding the mandatory nature of those anti-dilution provisions, and to clarify that the Compensation Committee has discretion only with respect to the manner of the adjustment to ensure that equitable and proportionate adjustments are made.

Restricted Stock

Restricted stock awards are one of several equity-based incentives in addition to stock options available to the committee under the Plans. The Compensation Committee has not made restricted stock awards to named executive officers except for a one-time grant in Fiscal 2005, however, the committee believes that restricted stock awards generally share the same beneficial characteristics of stock options and fit into the Company’s overall compensation philosophy in the same manner.

Performance Stock Units

Performance stock unit awards are another form of several equity based incentives available to the committee under the Plans. Fiscal 2010 is the second year that the committee has elected to award performance stock units.

During Fiscal 2010 the Compensation Committee made a total of three performance stock unit awards to the Chief Executive Officer. The first two awards were made on April 29, 2009, and the third award was made on November 17, 2009. Performance stock unit awards are convertible on a one-for-one basis into Common Shares when vested. Vesting is both time-based and performance based; the awards will not vest until the date specified in the award agreement and are forfeited entirely if the established performance criteria are not achieved. The committee considers the awards granted to be an integral component of the Chief Executive Officer’s overall compensation.

The first performance stock unit award entitles the Chief Executive Officer to receive 54,466 Common Shares at the end of Fiscal 2011, provided that (i) the average of the Company’s Operating Profit (defined as income from operations divided by net sales, excluding certain types of acquisitions, as these terms are used in the Company’s Consolidated Statements of Income) in Fiscal 2010 and Fiscal 2011 meets or exceeds its established target percentage and (ii) the Fair Market Value (as defined in the Plans) of the Company’s Common Shares at the end of Fiscal 2011 meets or exceeds the established threshold percentage of 70% of the Grant Date Fair Value (as defined in the Plans). The second performance stock unit award entitles the Chief Executive Officer to receive 54,466 Common Shares at the end of Fiscal 2012, provided that (i) the average of the Company’s Operating Profit in Fiscal 2010 through Fiscal 2012 meets or exceeds the established target percentage and (ii) the Fair Market Value of the Company’s shares at the end of fiscal 2012 meets or exceeds the established threshold percentage of 70% of the Grant Date Fair Value. All performance stock units are forfeited if the performance criteria are not met or in the event of the executive’s Termination of Service (as defined in the Plans) prior to the vesting date. Both awards contain a condition that limits the appreciation of the shares to 130% of the Grant Date Fair Value. The number of shares the Chief Executive Officer receives shall be decreased in the event that the Fair Market Value of one Common Share on either January 31, 2011 or January 31, 2012, respectively, exceeds 130% of the fair market value on the Grant Date. The performance stock units do not vest upon a change in control. In no event shall the fair market value of the shares registered for each respective award exceed $1,300,000. As of the end of Fiscal 2010, the Company had satisfied the Operating Profit objective and Fair Market Value threshold, however, the measurement period for the first award spans through the end of Fiscal 2011 and the measurement period for the second award spans through the end of Fiscal 2012; therefore, whether the awards will vest is not yet determinable. At the time of grant of both the first and second performance stock unit awards, and in light of the then-existing economic conditions, the Compensation Committee expected that the performance criteria would be challenging and achievable only through superior performance.

The third performance stock unit award, granted on November 17, 2009, entitles the Chief Executive Officer to receive up to 1,000,000 Common Shares based upon performance criteria, time vesting and market conditions. One-third of the total number of performance stock units are eligible to vest on each of January 31, 2015, January 31, 2016, and January 31, 2017, except that additional performance stock units may vest on January 31, 2017 if the maximum number of eligible performance stock units did not vest in the two prior years, provided that the total number of performance stock units vesting over the life of the grant is capped at 1,000,000 performance stock units. The number of performance stock units vesting on each such date, if any, depends upon the satisfaction of certain performance measures beginning in Fiscal 2015 relating to the Company’s Common Shares CAGR for earnings per share and revenue, as well as the average closing price of the Company’s Common Shares during the applicable fiscal year. If the lower of the Company’s CAGR for earnings per share or revenue for the applicable fiscal year (i.e., Fiscal 2015, 2016, or 2017) meets the minimum threshold target percentage, then a portion of the performance stock awards will vest. The amount of performance stock units vesting in the applicable year is subject to increase incrementally for each increase of a tenth of a percentage point over the threshold percentage, up to a maximum vesting of one-third of the award in any applicable year (subject to the potential in fiscal 2017 for vesting in excess of one-third, as described above). If the Chief Executive Officer’s employment is terminated before the vesting date, the performance stock units not then vested are forfeited. Vesting of the performance stock units will accelerate upon a change in control unless the Compensation Committee elects to exercise its discretion prior to such change in control to provide the Chief Executive Officer with a written determination that a lesser number (or no) performance stock unit awards would vest upon such event. At the time of the November award, the Compensation Committee expected that, due to the nature of the criteria and the unpredictability of conditions for the measurement periods beginning five years from the grant date and extending seven years from the grant date, the performance criteria would be challenging and achievable only through extended superior performance.

In accordance with the vesting schedule described above, the third performance stock unit award is designed as a “multi-year” award that provides the Chief Executive Officer with both clear directives regarding the Company’s longer term growth in revenue and profitability, and an opportunity to achieve a significant ownership position in the Company. The Compensation Committee further believes that the value of the performance stock unit grant, when annualized over the seven year vesting schedule and combined with his base salary and annual incentive opportunities, represents a competitive total compensation opportunity over the next seven years.

Measuring Achievement: Fiscal 2009 Performance Stock Unit Award

On April 28, 2008, the Company granted two performance stock unit awards to the Chief Executive Officer (as discussed in the Company’s proxy statement relating to last year’s annual meeting of shareholders). The first of these awards had a measurement period spanning Fiscal 2009 and Fiscal 2010, and required the Company’s achievement of average Operating Profits for those two years of 17.60%. The Company’s actual Operating Profit rates were 16.32% and 17.40% for those two years, respectively, and the average Operating Profit rate was 16.86%. The performance measure, therefore, was not met and the award expired unvested. The second award has a measurement period spanning Fiscal 2009 through Fiscal 2011, and therefore whether it will vest is not yet determinable.

Timing

The Company generally considers once-a year grants to a broad group of executives and managers, including named executive officers, typically around the time of its annual meeting of shareholders, and at other times for business purposes related to employee promotions, or retention, or new hires. The Company, as mentioned, made three performance stock unit awards to the Chief Executive Officer in Fiscal 2010. The Company makes grants which are effective on or after the date when the Stock Option Plan Administrator, the Compensation Committee, or,

for grants that relate to 40,000 or fewer shares, the Chairman approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

All of the Plans provide that in the event of a “change in control” of the Company, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable, although with respect to awards granted under the 2008 Stock Incentive Plan, the grant instrument may provide otherwise. “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. The basis for the change in control provisions is that they are consistent with previous Company plans, customary in industry practice and competitive in the marketplace. Assuming a change of control of the Company occurred on January 29, 2010, the last business day of Fiscal 2010: (i) the Chief Executive Officer would have received full vesting of the performance stock unit awards granted on November 17, 2009 in an amount equal to $31.57 million, unless the Compensation Committee elected to exercise its discretion prior to such change in control to provide the Chief Executive Officer with a written determination that a lesser number (or no) performance stock units would vest on such change in control; (ii) neither of the Chief Executive Officer’s performance stock unit awards granted on April 29, 2009 would have vested; and (iii) neither of the Chief Executive Officer’s performance stock unit awards granted on April 29, 2008 would have vested.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The basis for selecting these corporate transactions as a triggering event for potential termination by the Compensation Committee is that it is customary in industry practice.

Additional Types of Compensation

In addition to the three main elements, the Company provides additional compensation to its executive officers in the form of: (i) a 401(k) matching contribution which is available to all employees who have completed six months of service, which is $0.25 on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, and with the deferral limited by applicable law; (ii) a Christmas bonus, capped at $5,000; (iii) employee awards made to all staff with fixed dollar amounts for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service; and (iv) discretionary cash awards that may be made to executive officers, in the sole discretion of the Compensation Committee, at the end of the fiscal year in recognition of exceptional individual performance during the year.

Benchmarking

In Fiscal 2010, PricewaterhouseCoopers LLP, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to chief executive officers of specialty retailers similar in operations and revenue to the Company (generally not less than 35% or more than two times the Company’s annual revenue) and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were Abercrombie & Fitch, American Eagle Outfitters, AnnTaylor Stores, Guess, Aeropostale, Pacific Sunwear of California, J Crew Group, Buckle and Bebe Stores. The committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th and 75th percentiles for informational and overall comparison purposes. Based on its review of this information and in order to incentivize the Chief Executive Officer with respect to Company goals extending over future years (including one award measured beginning five years from Fiscal 2010), the committee worked with PricewaterhouseCoopers LLP in designing the performance share unit awards granted in November 2009, described above in “—Equity-Based Incentives—Performance Stock Units.” Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

With respect to executives other than the Chief Executive Officer, neither PricewaterhouseCoopers LLP nor the Compensation Committee has undertaken any formal benchmarking over the last two fiscal years; however, in prior years of reviewing base salaries to determine whether the Company is meeting its goal of providing competitive compensation that will attract and retain outstanding personnel, the Compensation Committee from time to time has reviewed publicly available compensation information described in the periodic filings of an informal group of other publicly traded companies in the specialty retail industry, typically including the retailers reviewed by the Company’s compensation consultant, for purposes of a market reference.

The Compensation Committee has not yet determined whether it will ask the compensation consultant to perform a similar analysis in Fiscal 2011 (for either the Chief Executive Officer or for any other executive officers). If it did elect to do so, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in Fiscal 2010, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in responsibility and operating profit of its executives. Each year the committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year takes into account increased sales and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. Historically, the Company has not decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at the Chairman’s request, the Compensation Committee set the Chairman’s base salary at $1.00 in Fiscal 2010 and that salary remains in effect for Fiscal 2011.

Under the Incentive Plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees, at its discretion, even if specified performance goals are not achieved. The requirements for performance bonus awards were not waived in Fiscal 2010, but could be waived in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a year, the Compensation Committee also has the ability to grant cash bonuses to any executive officers on a discretionary basis, as described above in “—Additional Compensation.”

Pursuant to the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock and restrict stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases. No named executive officers separated from the Company in Fiscal 2010 and no such payments were made.

Tax and Accounting Considerations

Historically, the Company has believed that the tax and accounting treatments of stock options were a favorable factor in its granting of them. The advent of FASB ASC Topic 718 regarding stock compensation and the change in accounting treatment accorded the granting of stock options has changed that assessment.

The applicability of Section 162(m) may affect the tax deductibility of certain portions of named executive officers’ compensation. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or that sets guidelines for the ownership of Common Shares of the Company; nor does it have any policy on the hedging of economic risk of such ownership or of vested stock options, other than requiring full compliance with all applicable laws.

REPORT OF THE COMPENSATION COMMITTEE

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Glen T. Senk, Chief Executive Officer Urban Outfitters, Inc.	2010	1,000,000	8,003	26,931,904	(2)	—	2,000,000	(3)	—	4,273	(4)	29,944,180
	2009	1,003,846	5,000	1,238,153	(5)	—	1,000,000		—	4,534		3,251,533
	2008	750,000	250,000	—		—	300,000		—	7,683		1,307,683
(Principal Executive Officer)
John E. Kyees,	2010	440,000	5,000	—		—	264,000	(3)	—	4,536	(6)	713,536
Chief Financial Officer Urban Outfitters, Inc. (Principal Financial Officer)	2009	439,615	5,000	—		—	184,800		—	4,150		633,565
	2008	424,500	5,000	—		—	50,000		—	4,461		483,961

Richard A. Hayne,	2010	1	5,000	—		—	600,000	(3)	—	20,005	(7)	625,006
President & Chairman of the Board Urban Outfitters, Inc.	2009	1	5,000	—		—	300,000		—	17,361		322,362
	2008	379,327	5,000	—		—	—		—	23,485		407,812

Tedford A. Marlow,	2010	470,000	5,000	—		—	451,200	(3)	—	268	(8)	926,468
President, Urban Outfitters Brand	2009	469,731	5,000	—		—	244,438		—	278		719,447
	2008	453,904	5,000	—		—	50,000		—	268		509,172

Glen A. Bodzy,	2010	300,000	40,000	—		—	150,000	(3)	—	8,905	(9)	498,905
Secretary and General Counsel Urban Outfitters, Inc.	2009	299,769	5,000	—		—	105,000		—	4,068		413,837
	2008	289,692	6,314	—		—	35,000		—	4,451		335,457

(1)	Includes matching cash contributions in Fiscal 2010 by the Company under the Urban Outfitters 401(k) Savings Plan of $4,125 for Mr. Senk, $4,125 for Mr. Kyees, and $4,125 for Mr. Bodzy.
(2)	Stock award represents: (i) 108,932 performance stock units granted pursuant to two awards made on April 29, 2009 and subject to vesting over two and three year periods, respectively, with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (“Aggregate Fair Value”) for the two awards of $1,367,647; and (ii) 1,000,000 performance stock units granted pursuant to an award made on November 17, 2009 and subject to vesting beginning in 2015 and ending in 2017, with an Aggregate Fair Value of $25,564,257. The awards are all contingent on performance measures, time vesting, and market conditions, and due to the extended vesting periods spanning future years, none of the amounts reported for these stock awards were paid in Fiscal 2010. As of the respective grant dates, all Fiscal 2010 performance based units’ probable outcomes are their maximum potential values, which is the amount reported in the table. At the time of the grants, due to the nature of the performance criteria and the uncertainty and unpredictability of measuring periods in the future, the Compensation Committee expected the criteria would be challenging and achievable only through extended superior performance. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2010, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2010. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(3)	Amounts shown reflect the named executive’s total non-equity annual incentive plan compensation earned during Fiscal 2010, which are expected to be paid in the first quarter of Fiscal 2011.
(4)	Includes life insurance premiums paid by the Company for Mr. Senk in the amount of $148.
(5)	Stock award represents 60,368 performance stock units with an Aggregate Fair Value of $1,238,153. On the grant date, the performance based units probable outcomes were their maximum potential values, which is the amount reported in the table. Of these performance stock units, 30,184 performance stock units expired unvested. The remaining 30,184 are subject to vesting if certain performance criteria are satisfied when measured at the end of Fiscal 2011. None of the amounts reported for these stock awards have been paid. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2009, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2009.
(6)	Includes life insurance premiums paid by the Company for Mr. Kyees in the amount of $411.
(7)	Includes life insurance premiums paid by the Company for Mr. Hayne in the amount of $6,755 and automobile insurance premiums paid by the Company for Mr. Hayne in the amount of $13,250.
(8)	Includes life insurance premiums paid by the Company for Mr. Marlow in the amount of $268.
(9)	Includes life insurance premiums paid by the Company for Mr. Bodzy in the amount of $268.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Glen T. Senk	—	2,000,000	2,000,000	—	—	—	—	—	—
	04/29/2009								683,824	(2)
	04/29/2009								683,824	(2)
	11/17/2009								25,564,257	(3)
John E. Kyees	—	264,000	264,000	—	—	—	—	—	—
Richard A. Hayne	—
Tedford A. Marlow	—	451,200	564,000	—	—	—	—	—	—
Glen A. Bodzy	—	150,000	150,000	—	—	—	—	—	—

(1)	The threshold column has been omitted because the Company’s bonus plan for Fiscal 2010 did not provide for the threshold concept. The target and the maximum potential award for achieving all of the initial bonus goals are the same, except for Tedford A. Marlow. The amounts shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table (on page 28) reflect that some goals were achieved and some were not met. For a further discussion on how the Compensation Committee determines the criteria for the Company’s executive officers’ performance bonuses, please see “—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Performance Bonuses” above. For a description of each named executive officer’s performance objectives, please see “—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Performance Bonuses—Performance Targets” above.
(2)	The Aggregate Fair Value of 54,466 performance stock units granted on April 29, 2009. Whether Mr. Senk will receive any shares in respect of the performance stock units is contingent on whether the Company achieves certain performance objectives. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives —Performance Stock Units.”
(3)	The Aggregate Fair Value of 1,000,000 performance stock units granted on November 17, 2009. Whether Mr. Senk will receive any shares in respect of the performance stock units is contingent on whether the Company achieves certain performance objectives. The awards are subject to vesting beginning in 2015 and ending in 2017, and due to the extended vesting periods spanning future years, none of the amounts reported for these stock awards were paid in Fiscal 2010. At the time of the grants, due to the nature of the performance criteria and the uncertainty and unpredictability of measuring periods in the future, the Compensation Committee expected the criteria would be challenging and achievable only through extended superior performance. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Glen T. Senk	1,600,000		0	0	14.35	06/20/2014	—	—	—		—
	100,000	(1)	0	0	31.11	11/17/2015	—	—	—		—
	—		—	—	—	—	—	—	54,466	(2)	1,719,492	(3)
	—		—	—	—	—	—	—	54,466	(4)	1,719,492	(3)
	—		—	—	—	—	—	—	1,000,000	(5)	31,570,000	(3)

John E. Kyees	200,000		0	0	9.22	11/23/2011	—	—	—		—
	300,000		0	0	14.35	06/20/2014	—	—	—		—

Richard A. Hayne	—		—	—	—	—	—	—	—		—

Tedford A. Marlow	300,000		0	0	1.47	07/23/2011	—	—	—		—
	100,000	(6)	0	0	31.11	11/17/2015	—	—	—		—

Glen A. Bodzy	48,000		0	0	1.08	08/31/2010	—	—	—		—
	128,000		0	0	1.43	08/08/2011	—	—	—		—
	160,000		0	0	5.91	09/05/2013	—	—	—		—
	80,000	(6)	0	0	31.11	11/17/2015	—	—	—		—

(1)	Options vested in their entirety on January 18, 2006. All Common Shares acquired upon exercise of these options are required to be held by Mr. Senk until November 18, 2010.
(2)	If all performance objectives are achieved, 54,466 performance stock units will convert into Common Shares on a one-for-one basis upon vesting on January 31, 2011. If performance objectives under the respective award are not achieved, all performance stock units under that award are forfeited. For a further description of these performance stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(3)	Calculated by multiplying our closing market price on January 29, 2010 (the last business day of Fiscal 2010) by the number of performance stock units that have not vested.
(4)	If all performance objectives are achieved, 54,466 performance stock units will convert into Common Shares on a one-for-one basis upon vesting on January 31, 2012. If performance objectives under the respective award are not achieved, all performance stock units under that award are forfeited. For a further description of these performance stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(5)	If all performance objectives are achieved, one-third of the total number of performance stock units are eligible to vest on each of January 31, 2015, January 31, 2016, and January 31, 2017, except that additional performance stock units may vest on January 31, 2017 if the maximum number of eligible performance stock units did not vest in the two prior years, provided that the total number of performance stock units vesting over the life of the grant is capped at 1,000,000 performance stock units. The number of performance stock units vesting on each such date, if any, depends upon the satisfaction of certain performance measures relating to the issuer’s compounded annual growth rate for earnings per share and revenue, as well as the average closing price of the issuer’s common stock during the applicable fiscal year.
(6)	Options vested in their entirety on January 18, 2006. All Common Shares acquired upon exercise of these options are required to be held by the named executive until November 18, 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen T. Senk	—	—	—	—
John E. Kyees	—	—	—	—
Tedford A. Marlow	300,000	4,729,250	—	—
Margaret Hayne	—	—	—	—
Glen A. Bodzy	8,000	124,440	—	—

Equity Compensation Plan Information

The following table shows the status of option grants under the Plans as of January 31, 2010:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (A))
Plan Category	(A)	(B)		(C)
Equity Compensation Plans Approved by Security Holders(1):
Options	11,751,699	$21.01	(2)	10,783,550
Equity Compensation Plans not Approved by Security Holders:	—	—		—

Total	11,751,699	$21.01		10,783,550

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)	Weighted average exercise price does not take into account performance stock unit awards.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for (a) each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Shares, (b) each director and Named Officer for Fiscal 2010 and (c) all current directors and executive officers of the Company as a group. The number of shares beneficially owned is as of February 12, 2010, unless otherwise indicated, and all percentages are calculated based on 168,559,971 shares outstanding as of February 12, 2010. Unless otherwise indicated: (a) the address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112; (b) each person has sole voting and dispositive power with respect to all such shares; and (c) the table represents beneficial ownership as of February 12, 2010.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Richard A. Hayne(1)	31,969,282	19.0%
Blackrock, Inc.(2)	10,389,074	6.2%
FMR LLC(3)	9,185,600	5.4%
Scott A. Belair(4)	4,026,000	2.4%
Glen T. Senk(5)	1,926,902	1.1%
Margaret Hayne(6)	1,079,442	*
John E. Kyees(7)	500,000	*
Tedford Marlow(8)	400,000	*
Harry S. Cherken, Jr.(9)	652,800	*
Joel S. Lawson III(10)	311,400	*
Glen A. Bodzy(11)	428,766	*
Robert H. Strouse(12)	350,000	*
All beneficial owners of more than 5% of the Company’s outstanding Common Shares, current directors and executive officers as a group (14 persons)(13)	51,614,611	29.7%

*	Less than one percent of the outstanding class of Common Shares.
(1)	Includes: (i) 8,935,684 Common Shares held by Hayne GRAT #1 (the “GRAT”), a grantor retained annuity trust of which Mr. Hayne is the sole trustee and beneficiary during the term of the GRAT, with a trust of which certain of Mr. Hayne’s children are the beneficiaries having the right to receive property and proceeds of the GRAT upon its termination; (ii) 362,440 Common Shares owned by the Hayne Foundation; and (iii) 23,481 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Hayne has shared voting power. Excludes 1,079,442 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)	Based on information provided in a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. The principal address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Based on information provided in a Schedule 13G filed by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) on February 16, 2010. The

principal address provided is 82 Devonshire Street, Boston, MA 02109. Fidelity, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,051,768 shares or 5.372% of the Common Shares outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,051,768 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(4)	Includes 510,000 Common Shares subject to presently exercisable options. Excludes 900,000 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership.
(5)	Includes: (i) 1,700,000 Common Shares subject to presently exercisable options and (ii) 5,030 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Senk has shared voting power.
(6)	Includes: (i) 11,300 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Hayne has shared voting power; (ii) 979 Common Shares with respect to which Ms. Hayne serves as custodian for her son under the Uniform Gift to Minors Act (the “UGMA”); and (iii) 979 Common Shares with respect to which Ms. Hayne serves as custodian for her daughter under the UGMA. Excludes 31,969,282 Common Shares beneficially owned by Ms. Hayne’s spouse, as to which she disclaims beneficial ownership.
(7)	Includes 500,000 Common Shares subject to presently exercisable options.
(8)	Includes 400,000 Common Shares subject to presently exercisable options.
(9)	Includes: (i) 410,000 Common Shares subject to presently exercisable options and (ii) 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee.
(10)	Includes: (i) 210,000 Common Shares subject to presently exercisable options and (ii) 14,400 Common Shares held by a trust of which Mr. Lawson is a trustee.
(11)	Includes: (i) 416,000 Common Shares subject to presently exercisable options and (ii) 766 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Bodzy has shared voting power.
(12)	Includes 350,000 Common Shares subject to presently exercisable options.
(13)	Includes 5,256,000 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2010 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

CERTAIN BUSINESS RELATIONSHIPS

Chairman and President, Richard Hayne, and President of the Free People Division, Margaret Hayne, are married. In addition, Mr. Hayne’s brother, Rodger Hayne, and Mr. Hayne’s son, David Hayne, are both employed by the Company. Chief Executive Officer Glen Senk’s domestic partner, Keith Johnson, is employed by the Company and received compensation of $122,474 in Fiscal 2010.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2010 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $1,732,233 during Fiscal 2010.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2010. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company. Mr. McDevitt’s wife, Wendy B. McDevitt, is an executive officer of the Company, serving as Co-President of Anthropologie.

The Addis Group (“Addis”), an insurance brokerage and risk management consulting company, acted as the Company’s commercial insurance broker and risk management consultant during Fiscal 2010. The Company has not paid any compensation to Addis for such services, but has been advised that Addis has received commissions from other parties to such transactions. Scott Addis, the brother-in-law of Richard A. Hayne is president of The Addis Group.

Pursuant to the terms of the Company’s Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless otherwise waived by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct and Ethics, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a member of such person’s family receives improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIP WITH AUDITORS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm, and has re-approved the engagement in each subsequent year. Deloitte & Touche has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2010, 2009 and 2008.

One or more representatives of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

During Fiscal 2010, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2010, two members of Audit Committee, Joel S. Lawson III and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2010 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent accountants, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2010 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Scott A. Belair

Robert H. Strouse

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our principal independent accountants, Deloitte & Touche LLP (“Deloitte & Touche”), for the fiscal years ended January 31, 2010 and January 31, 2009:

	Fiscal 2010	Fiscal 2009
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$700,000	$700,000
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	$9,662	$3,347
Tax Fees – professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	—	—
All Other Fees – represents the annual charge for a web based accounting research tool and miscellaneous consulting fees.	$2,000	$5,400

Total Fees	$711,662	$708,747

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

During the Company’s fiscal year ended January 31, 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2010, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis, except that (i) Richard Hayne filed a Form 5/A to his Form 5 originally filed on February 23, 2009, in order to correct the number of shares reported on a Form 4 filed on November 24, 2004, which inadvertently omitted certain shares that Mr. Hayne had pledged to a third party pursuant to a prepaid variable forward share transaction entered into on June 16, 2004; (ii) as a result of the inadvertent omission in (i), the number of common shares reported as indirectly owned by Mr. Hayne’s spouse, Margaret Hayne, on her Form 5 was also inadvertently misstated; (iii) John Kyees was inadvertently late in filing a Form 4 relating to the settlement of a pre-paid forward variable share transaction; and (iv) Harry Cherken was inadvertently late in filing a Form 4 relating to the sale of shares.

PROPOSALS FOR 2011 ANNUAL MEETING

Shareholder proposals for the 2011 Annual Meeting of Shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 2, 2010 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 2, 2010 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2011 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no earlier than February 17, 2011 and no later than March 9, 2011. If notification of a shareholder proposal is not received by March 9, 2011, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

In addition, the advance notice provisions in the Company’s Bylaws require that the following additional information must be provided to the Company by a shareholder submitting a shareholder proposal: (i) the shareholder’s name and address; (ii) a representation that the shareholder is a holder of record of shares of the Company and intends to appear in person or by proxy at the meeting to make the proposal; (iii) the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the Bylaws), which information must be supplemented as of the record date; (iv) a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the business is to be proposed, which information must be supplemented as of the record date; (v) information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of the Company and the existence of any hedging transactions, which information must be supplemented as of the record date; and (vi) any other information regarding the proposal that would be required under the SEC’s proxy rules and regulations.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, telephone number, (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2010, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, we respectfully request that you vote promptly. You may vote your shares over the Internet or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 1, 2010

APPENDIX A

URBAN OUTFITTERS

EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective February 1, 2010)

1. PURPOSE

The purpose of the Urban Outfitters Executive Incentive Plan (the “Plan”) is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Corporation and its Subsidiaries.

2. DEFINITIONS

The following terms, as used herein, shall have the meaning specified:

(a) “Award” means an incentive payment made pursuant to the Plan.

(b) “Award Year” means a twelve-month period beginning February 1. The first Award Year under this amended and restated Plan shall begin on February 1, 2010.

(c) “Board” means the Board of Directors of the Corporation as it may be comprised from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

(e) “Committee” means the committee appointed to administer the Plan, as provided in Section 5.

(f) “Corporation” means Urban Outfitters, Inc., or any successor corporation.

(g) “Covered Employee” means an Employee who, on the date a Target Award is established under Section 3, is a covered employee within the meaning of Code §162(m)(3), or is reasonably expected to be such a covered employee for the year in which payment with respect to the Target Award is scheduled to be made.

(h) “Employee” means an executive or other key employee of the Corporation or a Subsidiary.

(i) “Participant” means an Employee selected from time to time by the Committee to participate in the Plan.

(j) “Performance Adjustment” means a factor (or factors), as determined by a schedule or matrix established by the Committee, that will, when multiplied by a Participant’s Target Award, determine the amount of a Participant’s Award.

(k) “Performance Criterion or Criteria” means the business criterion or criteria selected by the Committee from the following to measure performance: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The business criterion or criteria may apply to the individual, a division, or to the Company and/or one or more Subsidiaries.

(l) “Performance Target” means the target established by the Committee for each Performance Criterion pursuant to Section 3.

(m) “Subsidiary” means any direct or indirect subsidiary of the Corporation, whether in corporate, partnership, limited liability company or any other form.

(n) “Target Award” means, with respect to a Participant in any Award Year, the Participant’s highest annual base salary during such year multiplied by the percentage of salary established by the Committee for that Participant.

3. ESTABLISHMENT OF TARGET AWARD AND PERFORMANCE CRITERIA, TARGETS AND ADJUSTMENTS.

(a) In General. The Committee shall designate the Participants eligible to receive an Award for an Award Year. The Committee shall establish the following for each Participant for an Award Year:

(i) A Target Award;

(ii) The applicable Performance Criteria or Criterion;

(iii) The Performance Target with respect to each Performance Criterion that will result in payment of 100% of the portion of the Target Award assigned to such Criterion; and

(iv) The Performance Adjustment, in the form of schedule or matrix, which shall set forth (A) the percentage of the Target Award payable with respect to a Performance Criterion if achievement is other than the Performance Target, and (B) the weighting of Performance Criteria if more than one is selected with respect to a Participant.

(b) Time of Establishment. The Committee shall determine the Target Award, Performance Criteria, Performance Target and Performance Adjustment for: (i) each Participant who is a Covered Employee not later than 90 days after the beginning of the Award Year to which such measures relate; provided, however, that the outcome is substantially uncertain at the time the measure is established and that no such determination shall be made after 25 percent of the Award Year has elapsed; and (ii) each Participant who is not a Covered Employee as soon as practicable after the beginning of the Award Year to which such measures relate.

(c) Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants and from Award Year to Award Year.

4. AWARDS

(a) Award Determination. At the end of each Award Year, the Committee shall determine and certify in writing:

(i) The extent to which Performance Targets established for the Participant have been achieved with respect to such Award Year; and

(ii) The Performance Adjustment applicable to each Participant based on such achievement.

The Award payable to a Participant with respect to an Award Year shall be calculated by multiplying the Participant’s Target Award by the Participant’s Performance Adjustments for such year, subject to adjustment by the Committee pursuant to subsection (b), the limit on Awards set forth in subsection (c), and the employment requirement set forth in subsection (d).

(b) Committee Adjustment. The Committee may reduce the amount of the Award determined under subsection (a) if it believes such action would be in the best interest of the Corporation. The Committee may increase the amount of the Award determined under subsection (a) with respect to a Participant who is not a Covered Employee if it believes such action would be in the best interest of the Corporation. The Committee may not increase the amount of the Award determined under subsection (a) with respect to a Participant who is a Covered Employee.

(c) Maximum Award. Notwithstanding any provision of this Plan to the contrary, the maximum Award payable to any Participant with respect to any Award Year is $5,000,000.

(d) Employment Requirement. No Award shall be payable to a Participant who is not an Employee on the date the Award is scheduled to be paid, except as follows:

(i) If the Participant dies or becomes disabled (as determined by the Committee, in its discretion) prior to the date the Award is scheduled to be paid, the Participant may be granted an Award as and to the extent determined by the Committee; and

(ii) If the Participant retires or is involuntarily terminated after the last day of the Award Year and prior to the date the Award is scheduled to be paid, the Committee, in its sole discretion, may determine the amount of the Award to be granted (if any), under subsections (a), (b) and (c).

(e) Payment of Awards. Any Award payable under this Section 4 shall be paid in cash as soon as practicable after the Committee has determined the amount of the Award, but not later than the later of (i) the March 15 immediately following the end of the calendar year in which such Award is no longer subject to a substantial risk of forfeiture (as defined in Code §409A), or (ii) the date that is 2 1/2 months from the end of the Corporation’s first taxable year in which such Award is no longer subject to a substantial risk of forfeiture (as defined in Code §409A), or such other date provided in regulations or guidance issued under Code §409A to qualify for the short-term deferral exception.

5. ADMINISTRATION

(a) Committee. The Plan and all Awards shall be administered by the Committee which shall consist solely of two or more “outside directors” as defined in the regulations under Code §162(m).

(b) Authority. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose; provided, however, that the Committee may not delegate any authority with respect to a Covered Employee for which the action of a committee of outside directors is required under Code §162(m) (e.g., decisions regarding timing, eligibility, amount or other material terms of any Awards); and further provided that with respect to an Employee who is not a Covered Employee, decisions regarding timing, eligibility, amount or other material terms of any Awards may be delegated only to the President of the Corporation.

(c) Determinations. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

(d) Liability. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

(e) Code §162(m). It is the intent of the Corporation that this Plan and Awards granted to Covered Employees hereunder satisfy, and be interpreted in a manner that satisfies the applicable requirements of Code §162(m) so that the Corporation’s tax deduction for remuneration in respect of this Plan for services performed by Covered Employees is not disallowed in whole or in part by the operation of Code §162(m). If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this subsection, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

6. MISCELLANEOUS

(a) Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

(b) Withholding Taxes. All payments under the Plan shall be subject to any applicable governmental withholding tax requirements related thereto.

(c) Amendment or Termination of the Plan. The Board may, at any time and for any reason, suspend or discontinue the Plan or revise, amend or terminate the Plan; provided, however, that without the approval of stockholders (in the manner described in regulations under Code §162(m)), the Board may not change (i) the Performance Criteria, (ii) the individuals or class of individuals eligible to participate in the Plan, or (iii) the maximum amount payable with respect to any Award Year to a Covered Employee under the Plan. Continuation of the Plan shall be subject to stockholder approval to the extent required by regulations under Code §162(m) (e.g., no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goal).

(d) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(e) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person to whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability under the Plan.

(f) Unfunded Plan. No provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

(g) Limits of Liability. Neither the Corporation or a Subsidiary, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(h) Rights of Employees. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits, or to terminate the employment or other service of such person with or without cause.

(i) Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(j) Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or part hereof.

(k) Applicable Law. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

(l) Effective Date. The Plan, as amended and restated herein, shall be effective as of February 1, 2010.

ANNUAL MEETING OF SHAREHOLDERS OF

URBAN OUTFITTERS, INC.

May 18, 2010

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://proxy.urbn.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20203003000000000000 7 051810

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE NOMINEES FOR CLASS I DIRECTOR. URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN.

1. Election of Directors:

NOMINEES: FOR AGAINST ABSTAIN

FOR ALL NOMINEES O Scott A. Belair Class I until 2013 2. Re-approval of the Urban Outfitters Executive Incentive Plan. O Robert H. Strouse Class I until 2013

WITHHOLD FOR ALL NOMINEES AUTHORITY THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REQUIRING A NEW REPORT ON POLICIES FOR VENDOR CONDUCT.

FOR ALL EXCEPT FOR AGAINST ABSTAIN (See instructions below)

3. Shareholder proposal requiring a new report on policies for INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), vendor conduct. mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) 4. In their discretion, the proxies are authorized to vote upon such other business as To cumulate your vote for one or more of the above nominee(s), may properly come before the meeting. write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED cumulate your votes, you must vote by using the proxy card HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL rather than voting by the Internet. BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST

PROPOSAL 3.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.